Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended

Registration Statement No. 333-208184

Free Writing Prospectus dated December 21, 2015

FXSP First-ever bundled unit of athlete tracking stocks 10 Athletes. 2 Sports. 1 Security. IPO Expected Soon We intend to apply to list the Units on NASDAQ under the symbol FXSP NASDAQ Diversify with investments linked to the sports industry. $664,510 $1,456,547 Invest in an asset category that is systemically uncorrelated to a typical portfolio. Fantex, Inc. Securities Risks and Growth Drivers Traditional Investments Risks and Growth Drivers • Athletic performance • Salary cap • Career length • Interest rates • GDP • Geopolitical conditions Build a portfolio of athlete tracking stocks by investing in the brand income from athletes in different career stages. Mohamed Vernon Sanu Davis From young professionals to seasoned finance experts, investors are choosing Fantex to help diversify their portfolios. Los Angeles, CA Managing Director Chicago, IL Consultant Winner of 18 Majors 2-Time Superbowl Champion Fantex Investor Board Member GET STARTED Learn More Explore Stocks Questions? Call us at (800) 229-7958 You can also chat with support,view the knowledge base or email us with any questions "I love the concept as an athlete and an investor." FANTEX Need help? Call us at (855) 905-5050, email us, or live chat with customer support. On fantex.com all securities mentioned are issued by Fantex, Inc. and the use of “Fantex, ” unless otherwise specified, refers to Fantex Brokeraage Services. Fantex Brokerage Services LLC and Fantex Inc. are seperate but affilicated companies. Security products are not FDIC insured, are not bank guaranteed and may lose value. Fantex Brokerage Services LLC does not solicit, recommend or offer advice on the investment merits of investing in any securities. All quotes and orders displayed on Fantex.com are from unsolicated orders. Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex Tracking Series. Fantex Brokerage Services was the managing underwriter for all Fantex Tracking Series offferings. Fantex Inc. offerings are highly Fantex, Inc. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free (855) 905-5050. View the Fantex Sports Portfolio 1 prospectus This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled. 2015 Explore Stock Learn More Help About Fantex Press Contact Privacy Policy Account Agreement Business Continuity Customer Identification Fantex Baseball Policy Investment Risks